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                                                                    Exhibit 4.09

                       PREFERRED WARRANT AGENCY AGREEMENT


                  AGREEMENT, dated as of __________, 1998 between KIDS STUFF, INC., a Delaware corporation (the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY, as Preferred Warrant Agent (the "Preferred Warrant Agent").

                              W I T N E S S E T H :

         WHEREAS, the Company has filed an offering (the "Offering") with the Securities and Exchange Commission (the "SEC") with respect to the sale of up to 460,000 Units, each Unit consisting of one share of Series 1 Preferred Stock and two Series 1 Preferred Stock Purchase Warrants (the "Preferred Warrants"), including 60,000 Units covered by an over-allotment option (the "Offering") granted to Fairchild Financial Group, Inc. ( the "Representative"); and

                           WHEREAS, the SEC declared the Registration Statement
on Form SB-2 (File No. 333-61463) effective on ________________, 1998 (the
"Effective Date"); and

         WHEREAS, the Company desires to provide for the issuance of certificates of Preferred Warrants and for the issuance of certificates of Series 1 Preferred Stock if the holders of the Preferred Warrants elect to exercise the Preferred Warrants into Series 1 Preferred Stock initially at the exercise price as defined herein; and

         WHEREAS, the parties have contemporaneously entered into a Preferred Stock Agency Agreement with respect to the issuance of Series 1 Preferred Stock and the conversion of same into Common Stock at the conversion ratio as defined therein; and

         WHEREAS, the Representative will receive a Warrant to purchase up to 40,000 Units upon the closing of the Offering (the "Representative's Warrant"), it being understood that such Units are identical to the Units sold to the public except that the exercise price of the Preferred Warrants included in the Units shall be at 140% of the exercise price of publicly held Preferred Warrants; and

         WHEREAS, the Company desires the Preferred Warrant Agent to act on behalf of the Company, and the Preferred Warrant Agent is willing to so act, in connection with the issuance, registration, transfer and exchange of certificates representing the Preferred Warrants and the possible exercise of the Preferred Warrants into Series 1 Preferred Stock.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth and for the purpose of defining the terms and provisions of the Preferred Warrants and the respective rights and obligations thereunder of the Company,


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the Representative, the holders of certificates representing the Preferred
Warrants and the Preferred Warrant Agent, the parties hereto agree as follows:

SECTION 1. Definitions. As used herein, the following terms shall have the following meanings, unless the context shall otherwise require:

                  (a) "Common Stock" shall mean stock of the Company of any class, whether now or hereafter authorized, which has the right to participate in the voting and in the distribution of earnings and assets of the Company without limit as to amount or percentage.

                  (b) "Corporate Office" shall mean the office of the Preferred Warrant Agent (or its successor) at which at any particular time its principal business shall be administered, which office is located on the date hereof at 40 Wall Street, New York, NY 10005.

                  (c) "Exercise Date" shall mean, subject to the provisions contained herein, as to any Preferred Warrant, the date on which the Preferred Warrant Agent shall have received both (i) the Preferred Warrant Certificate representing such Preferred Warrant, with the exercise form thereon duly executed by the Registered Holder hereof or his attorney duly authorized in writing, and (ii) payment in cash or by check made payable to the Preferred Warrant Agent for the account of the Company, of the amount in lawful money of the United States of America equal to the applicable Purchase Price.

                  (d) "Initial Warrant Exercise Date" shall mean ___________, 2000.

                  (e) "Initial Warrant Redemption Date" shall mean _________, 2000.

                  (f) "Purchase Price" shall mean $6.00 per share for the Preferred Warrants other than the Preferred Warrants issuable upon exercise of the Representative's Warrants, whose Purchase Price shall be equal to the lesser of 140% of the Purchase Price of the Preferred Warrants then in effect and $8.40, subject in each case to modification and adjustment as provided in
Section 8.

                  (g) "Registered Holder" shall mean the person in whose name any certificate representing the Preferred Warrants shall be registered on the books maintained by the Preferred Warrant Agent pursuant to Section 6.

                  (h) "Series 1 Preferred Stock" shall mean Series 1 Preferred Stock of the Company as described in a Certificate of Designation filed with the Secretary of State of the State of Delaware and supplied to the Preferred Agent together with any amendments thereto authorized by the Board of Directors of the Company and ratified, adopted and approved, if at all, by the stockholders of the Company.


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                  (i) "Subsidiary" or "Subsidiaries" shall mean any corporation or corporations, as the case may be, of which stock having ordinary power to elect a majority of the Board of Directors of such corporation (regardless of whether or not at the time stock of any other class or classes of such corporation shall have or may have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the Company or by one or more Subsidiaries, or by the Company and one or more Subsidiaries.

                  (j) "Transfer Agent" shall mean American Stock Transfer & Trust Company, 99 Wall Street, New York, NY 10005 or its authorized successor.

                  (k) "Underwriting Agreement" shall mean the underwriting agreement dated ________, 1998 between the Company and the Representative, relating to the purchase for resale to the public of the Units.

                  (l) "Warrant Certificate" shall mean a certificate representing Preferred Warrants _______, ___ substantially in the form annexed hereto as Exhibit A.

                  (m) "Warrant Expiration Date" shall mean, unless the Preferred Warrants are redeemed as provided herein, 5:00 p.m. (New York City Time) on _______, 2001, or if such date shall in the State of New York be a Saturday, Sunday, holiday or a day on which banks are authorized to close, then 5:00 p.m. (New York City Time) on the next following day which in the State of New York is not a Saturday, Sunday, holiday or a day on which banks are authorized to close, subject to the Company's right, prior to the Warrant Expiration Date, in its sole discretion, to extend such Warrant Expiration Date on five business days prior written notice to the Registered Holders.

SECTION 2. Preferred Warrants and Issuance of Warrant Certificates.

                      (a) Each Preferred Warrant shall initially entitle the registered holder of a Preferred Warrant to purchase at the Purchase Price therefor from the Initial Warrant Exercise Date until the Warrant Expiration Date one share of Series 1 Preferred Stock upon the exercise thereof, subject to modification and adjustment as provided in Section 8.

                      (b) Upon execution of this Agreement, Warrant Certificates representing 800,000 Preferred Warrants to purchase up to an aggregate of 800,000 shares of Series 1 Preferred Stock (subject to modification and adjustment as provided in Section 8) shall be executed by the Company and delivered to the Preferred Warrant Agent. Upon exercise of the Representative's Over-Allotment Option, up to an additional 120,000 shares or Series 1 Preferred Stock (subject to adjustment and modification as provided in Section 8) shall be executed by the Company and delivered to the Preferred Warrant Agent.

                      (c) Upon exercise of the Representative's Warrants as provided therein, Warrant Certificates representing 80,000 Preferred Warrants to purchase up to an aggregate of 80,000 shares of Series 1 Preferred Stock (subject to modification and

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adjustment as provided in Section 8 hereof and in the Representative's Warrant), shall be countersigned, issued and delivered by the Preferred Warrant Agent upon written order of the Company signed by its Chairman of the Board, Chief
Executive Officer, or President and by its Treasurer or an Assistant Treasurer or its Secretary or an Assistant Secretary.

                  (d) From time to time until the Warrant Expiration Date, the Preferred Warrant Agent shall countersign and deliver Warrant Certificates in required denominations of one or whole number multiples thereof to the person entitled thereto in connection with any transfer or exchange permitted under this Agreement. Except as provided in Section 7 hereof, no Warrant Certificates shall be issued except (i) Warrant Certificates initially issued hereunder as described above, (ii) Warrant Certificates issued upon any transfer or exchange of Preferred Warrants, (iii) Warrant Certificates issued in replacement of lost, stolen, destroyed or mutilated Warrant Certificates pursuant to Section 7, (iv) Warrant Certificates issued pursuant to the Representative's Warrant and (v) at the option of the Company, Warrant Certificates in such form as may be approved by its Board of Directors, to reflect any adjustment or change in the Purchase Price, the number of shares of Series 1 Preferred Stock purchasable upon exercise of the Preferred Warrants or the Redemption Price therefor made pursuant to Sections 8 and 9 hereof.

SECTION 3. Form and Execution of Warrant Certificates.

                  (a) The Warrant Certificates evidencing the Preferred Warrants shall be substantially in the form annexed hereto as Exhibit A, the provisions of which are hereby incorporated herein, and may have such letters, numbers or other marks of identification or designation and such legends, summaries or endorsements printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Preferred Warrants may be listed, or to conform to usage. The Warrant Certificates shall be dated the date of issuance thereof whether upon initial issuance, transfer, exchange or in lieu of mutilated, lost, stolen or destroyed Warrant Certificates.

                  (b) Warrant Certificates shall be executed on behalf of the Company by its Chairman of the Board, Chief Executive Officer, or President and by its Treasurer or an Assistant Treasurer or its Secretary or an Assistant Secretary, by manual signatures or by facsimile signatures printed thereon. Warrant Certificates shall be manually countersigned by the Preferred Warrant Agent and shall not be valid for any purpose unless so countersigned. In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer of the Company before the date of issuance of the Warrant Certificates or before countersignature by the Preferred Warrant Agent and issue and delivery thereof, such Warrant Certificates, nevertheless, may be countersigned by the Preferred Warrant Agent, issued and delivered with the same force

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and effect as though the person who signed such Warrant Certificates had not ceased to be such officer of the Company.

SECTION 4. Exercise.

                   (a) Preferred Warrants in denominations of one or whole number multiples thereof may be exercised commencing at any time on or after the Initial Warrant Exercise Date, but not after the Warrant Expiration Date, upon the terms and subject to the conditions set forth herein (including the provisions set forth in Sections 5 and 9 hereof) and in the applicable Warrant Certificate. A Preferred Warrant shall be deemed to have been exercised immediately prior to the close of business on the Exercise Date, provided that the Warrant Certificate representing such Warrant, with the exercise form thereon duly executed by the Registered Holder thereof or his attorney duly authorized in writing, together with payment in cash or by check made payable to the Preferred Warrant Agent for the account of the Company, of an amount in lawful money of the United States of America equal to the applicable Purchase Price has been received in good funds by the Preferred Warrant Agent. The person entitled to receive the securities deliverable upon such exercise shall be treated for all purposes as the holder of such securities as of the close of business on the Exercise Date. If Preferred Warrants in denominations other than one or whole number multiples thereof shall be exercised at one time by the same Registered Holder, the number of full shares of Series 1 Preferred Stock which shall be issuable upon exercise thereof shall be computed on the basis of the aggregate number of full shares of Series 1 Preferred Stock issuable upon such exercise. As soon as practicable on or after the Exercise Date and in any event within five business days after such date, if one or more Preferred Warrants have been exercised, the Preferred Warrant Agent on behalf of the Company shall cause to be issued to the person or persons entitled to receive the same, a Series 1 Preferred Stock certificate or certificates for the shares of Series 1 Preferred Stock deliverable upon such exercise, and the Preferred Warrant Agent shall deliver the same to the person or persons entitled thereto. Upon the exercise of any one or more Preferred Warrants, the Preferred Warrant Agent shall promptly notify the Company and the Representative in writing of such fact and of the number of securities delivered upon such exercise and, subject to subsection (b) below, shall cause all payments of an amount in cash or by check made payable to the order of the Company, equal to the Purchase Price, to be deposited promptly in the Company's bank account.

                  (b) The Company shall not be obligated to issue any fractional share interests or fractional warrant interests upon the exercise of any Preferred Warrants, nor shall it be obligated to issue scrip in lieu of fractional interests. However, the Company shall pay the Registered Holder of any fractional warrant interest an amount in cash based upon the average of the high and low sales prices for the Series 1 Preferred Stock on the NASD Electronic Bulletin Board (or if applicable The NASDAQ Stock Market or an Exchange) during the ten day trading period immediately preceding the date of exercise.



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SECTION 5. Reservation of Shares: Listing; Payment of Taxes; etc.

                    (a) The Company covenants that it will at all times reserve and keep available out of its authorized Series 1 Preferred Stock, solely for the purpose of issuance upon exercise of Preferred Warrants, such number of shares of Series 1 Preferred Stock as shall then be issuable upon the exercise of all outstanding Preferred Warrants. The Company covenants that all shares of Series 1 Preferred Stock which shall be issuable upon exercise of the Preferred Warrants shall, at the time of delivery thereof, be duly and validly issued and fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, and that upon issuance such shares shall be listed on each securities exchange, if any, on which the other shares of outstanding Series 1 Preferred Stock of the Company are then listed.

                  (b) The Company covenants that if any securities to be reserved for the purpose of exercise of Preferred Warrants hereunder require registration with, or approval of, any governmental authority under any federal securities law before such securities may be validly issued or delivered upon such exercise, then the Company will file a registration statement under the federal securities laws or a post-effective amendment, use its best efforts to cause the same to become effective, keep such registration statement current while any of the Preferred Warrants are outstanding and deliver a prospectus which complies with Section 10(a)(3) of the Securities Act of 1933, as amended, to the Registered Holder exercising the Warrant. The Company will use its best efforts to maintain appropriate approvals or registrations under state "blue sky" securities laws in states where the Offering is sold. With respect to any such securities, however, Preferred Warrants may not be exercised by, or shares of Series 1 Preferred Stock issued to, any Registered Holder in any state in which such exercise would be unlawful.

                  (c) The Company shall pay all documentary, stamp or similar taxes and other governmental charges that may be imposed with respect to the issuance of Preferred Warrants, or the issuance or delivery of any shares of Series 1 Preferred Stock upon exercise of the Preferred Warrants; provided, however, that if shares of Series 1 Preferred Stock are to be delivered in a name other than the name of the Registered Holder of the Warrant Certificate representing any Preferred W arrant being exercised, then no such delivery shall be made unless the person requesting the same has paid to the Preferred Warrant Agent the amount of transfer taxes or charges incident thereto, if any.

                  (d) The Preferred Warrant Agent is hereby irrevocably authorized as the Transfer Agent to requisition from time to time certificates representing shares of Series 1 Preferred Stock or other securities required upon exercise of the Preferred Warrants, and the Company will comply with all such requisitions.



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SECTION 6. Exchange and Registration of Transfer.

                    (a) Warrant Certificates may be exchanged for other Warrant Certificates representing an equal aggregate number of Preferred Warrants or may be transferred in whole or in part. Warrant Certificates to be so exchanged shall be surrendered to the Preferred Warrant Agent at its Corporate Office, and the Company shall execute and the Preferred Warrant Agent shall countersign, issue and deliver in exchange therefor, the Warrant Certificate or Certificates which the Registered Holder making the exchange shall be entitled to receive.

                  (b) The Preferred Warrant Agent shall keep, at such office, books in which, subject to such reasonable regulations as it may prescribe, it shall register Warrant Certificates and the transfer thereof. Upon due presentment for registration of transfer of any Warrant Certificate at such office, the Company shall execute and the Preferred Warrant Agent shall issue and deliver to the transferee or transferees a new Warrant Certificate or Certificates representing an equal aggregate number of Preferred Warrants.

                  (c) With respect to any Warrant Certificates presented for registration of transfer, or for exchange or exercise, the subscription of exercise form, as the case may be, on the reverse thereof shall be duly endorsed or be accompanied by a written instrument or instruments of transfer and subscription, in form satisfactory to the Company and the Preferred Warrant Agent, duly executed by the Registered Holder thereof or his attorney duly authorized in writing.

                  (d) No service charge shall be made for any exchange or registration of transfer of Warrant Certificates. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

                  (e) All Warrant Certificates surrendered for exercise or for exchange shall be promptly canceled by the Preferred Warrant Agent.

                  (f) Prior to due presentment for registration or transfer thereof, the Company and the Preferred Warrant Agent may deem and treat the Registered Holder of any Warrant Certificate as the absolute owner thereof of each Warrant represented thereby (notwithstanding any notations of ownership or writing thereon made by anyone other than the Company or the Preferred Warrant Agent) for all purposes and shall not be affected by any notice to the contrary.

SECTION 7. Loss or Mutilation.

         Upon receipt by the Company and the Preferred Warrant Agent of evidence satisfactory to them of the ownership of and the loss, theft, destruction or mutilation of any Warrant Certificate and (in the case of loss, theft or destruction) of indemnity satisfactory

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to them, and (in case of mutilation) upon surrender and cancellation thereof, the Company shall execute and the Preferred Warrant Agent shall countersign and deliver in lieu thereof a new Warrant Certificate representing an equal aggregate number of Preferred Warrants. Applicants for a substitute Warrant Certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Preferred Warrant Agent may prescribe.

SECTION 8. Adjustment of Purchase Price and Number of Shares of Series 1 Preferred Stock Deliverable.

                   (a) (i) Except as hereinafter provided, in the event the Company shall, at any time or from time to time after the date hereof, issue any shares of Series 1 Preferred Stock as a stock dividend to the holders of Series 1 Preferred Stock, or subdivide or combine the outstanding shares of Series 1 Preferred Stock into a greater or lesser number of shares (any such issuance, subdivision or combination being herein called a "Change of Shares"), then, and thereafter immediately before the date of such sale or the record date for each Change of Shares, the Purchase Price for the Preferred Warrants (whether or not the same shall be issued and outstanding) in effect immediately prior to such Change of Shares shall be changed to a price (including any applicable fraction of a cent to the nearest cent) determined by dividing (1) the product of (a) the Purchase Price in effect immediately before such Change of Shares and (b) the total number of shares of Series 1 Preferred Stock outstanding immediately prior to such Change of Shares, by (2) the total number of shares of Series 1 Preferred Stock outstanding immediately after such Change of Shares.

                        (ii) Upon each adjustment of the Purchase Price pursuant to this Section 8, the number of shares of Series 1 Preferred Stock purchasable upon the exercise of each Preferred Warrant shall be the number derived by multiplying the number of shares of Series 1 Preferred Stock purchasable immediately prior to such adjustment by the Purchase Price in effect prior to such adjustment and dividing the product so obtained by the applicable adjusted Purchase Price.

                  (b) In case of any reclassification or change of outstanding shares of Series 1 Preferred Stock issuable upon exercise of the Preferred Warrants (other than a change in par value, or from par value to no par value, or as a result of subdivision or combination), or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which merger the Company is the continuing corporation and which does not result in any reclassification or change of the then outstanding shares of Series 1 Preferred Stock or other capital stock issuable upon exercise of the Preferred Warrants) or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, then, as a condition of such reclassification, change, consolidation, merger, sale or conveyance, the Company, or such successor or purchasing corporation, as the case may be, shall make lawful and adequate provision whereby the Registered Holder of each

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Preferred Warrant then outstanding shall have the right thereafter to receive on exercise of such Preferred Warrant, the kind and amount of securities and property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of securities issuable upon exercise of such Preferred Warrant immediately prior to such reclassification, change, consolidation, merger, sale or conveyance and shall forthwith file at the Corporate Office of the Preferred Warrant Agent, a statement signed by its Chairman, Chief Executive Officer or President and by its Treasurer or an Assistant Treasurer or its Secretary or an Assistant Secretary evidencing such provision. Such provisions shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in
Section 8(a). The above provisions of this Section 8(b) shall similarly apply to successive reclassifications and changes of shares of Series 1 Preferred Stock and to successive consolidations, mergers, sales or conveyances.

                  (c) Irrespective of any adjustments or changes in the Purchase Price or the number of shares of Series 1 Preferred Stock purchasable upon exercise of the Preferred Warrants, the Warrant Certificates theretofore and thereafter issued shall, unless the Company shall exercise its option to issue new Warrant Certificates pursuant to Section 2(d) hereof, continue to express the Purchase Price per share and the number of shares purchasable thereunder as the Purchase Price per share and the number of shares purchasable thereunder were expressed in the Warrant Certificates when the same were originally issued.

                  (d) After each adjustment of the Purchase Price pursuant to this Section 8, the Company will promptly prepare a certificate signed by the Chairman, Chief Executive Officer or President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, of the Company setting forth: (i) the Purchase Price as so adjusted, (ii) the number of shares of Series 1 Preferred Stock purchasable upon exercise of each Preferred Warrant, after such adjustment, and (iii) a brief statement of the facts accounting for such adjustment. The Company will promptly file such certificate with the Preferred Warrant Agent and cause a brief summary thereof to be sent by ordinary first class mail to each Registered Holder at his last address as it shall appear on the registry books of the Preferred Warrant Agent. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity thereof. The affidavit of an officer of the Preferred Warrant Agent or the Secretary or an Assistant Secretary of the Company that such notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

                  (e) No adjustment of the Purchase Price shall be made as a result of or in connection with the issuance or sale of shares of Series 1 Preferred Stock if the amount of said adjustment shall be less than $.05 for one share of Series 1 Preferred Stock; provided, however, that in such case, any adjustment that would otherwise be required to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment that shall amount, together with any adjustment so carried

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forward, to at least $.05 for one share of Series 1 Preferred Stock. In addition, Registered Holders shall not be entitled to cash dividends paid by the Company prior to the exercise of any Warrant or Preferred Warrants held by them.

SECTION 9. Redemption.

                  (a) In the event that the Company notifies the holders of its Series 1 Preferred Stock of its intention to redeem the Series 1 Preferred Stock, it shall contemporaneously redeem the Preferred Warrants at $1.20 per Warrant, subject to the holders right to exercise the Preferred Warrants and convert the underlying Series 1 Preferred Stock into Common Stock during such notice period.

                  (b) In the event the Company exercises its right to redeem all of the Series 1 Preferred Stock, it shall contemporaneously give or cause to be given notice to the Registered Holders of the Preferred Warrants of its intention to redeem all Preferred Warrants, by mailing to such Registered Holders a notice of redemption, first class, postage prepaid, at least by the thirtieth (30th) day but not later than the 60th day before the date fixed for redemption, at their last address as shall appear on the records of the Preferred Warrant Agent. Any notice mailed in the manner provided herein shall be conclusively presumed to have been duly given whether or not the Registered Holder receives such notice. At the time of the mailing to the Registered Holders of the Preferred Warrants of the notice of redemption, the Company shall deliver or cause to be delivered to the Representative a similar notice telephonically and confirmed in writing together with a list of the Registered Holders (including their respective addresses and number of Preferred Warrants beneficially owned) to whom such notice of redemption has been or will be given.

                  (c) The notice of redemption, which may not be mailed until on or after the Initial Warrant Redemption Date, shall specify (i) the redemption price, (ii) the date fixed for redemption, (iii) the place where the Warrant Certificate shall be delivered and the redemption price shall be paid, and (iv) that the right to exercise the Preferred Warrant shall terminate a 5:00 p.m. (New York City Time) on the business day immediately preceding the date fixed for redemption. The date fixed for the redemption of the Preferred Warrants shall be the Redemption Date. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption except as to a Registered Holder (a) to whom notice was not mailed or (b) whose notice was defective. An affidavit of the Preferred Warrant Agent or the Secretary or Assistant Secretary of the Company that notice of redemption has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

                  (d) Any right to exercise a Preferred Warrant shall terminate at 5:00 p.m. (New York City Time) on the business day immediately preceding the Redemption Date. The redemption price payable to the Registered Holders shall be mailed to such persons at their addresses of record.

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                  (e) The redemption price of $1.20 per Warrant shall not be adjusted pursuant to Section 8 unless the Company elects to issue additional warrants pursuant to Sections 2(d) and 8(c) hereof. In the event, additional warrants are issued pursuant to Sections 2(d) and 8 hereof, the Board of Directors shall make a good faith determination of whether or not a proportionate adjustment shall be made to increase or decrease the redemption price to put the holders of the Preferred Warrants in the same place as if the redemption occurred prior to the event under Section 8 that gave rise to an adjustment under Sections 2(d) and 8(c) herein.

SECTION 10. Concerning the Preferred Warrant Agent.

                  (a) The Preferred Warrant Agent acts hereunder as agent and in a ministerial capacity for the Company and the Representative, and its duties shall be determined solely by the provisions hereof. The Preferred Warrant Agent shall not, by issuing and delivering Warrant Certificates or by any other act hereunder, be deemed to make any representations as to the validity or value or authorization of the Warrant Certificates or the Preferred Warrants represented thereby or of any securities delivered upon exercise of any Preferred Warrant or whether any stock issued upon exercise of any Preferred Warrant is fully paid and nonassessable.

                  (b) The Preferred Warrant Agent shall not at any time be under any duty or responsibility to any holder of Warrant Certificates to make or cause to be made any adjustment of the Purchase Price provided in this Agreement, or to determine whether any fact exists which may require any such adjustment, or with respect to the nature or extent of any such adjustment, when made, or with respect to the method employed in making the same. It shall not
(i) be liable for any recital or statement of fact contained herein or for any action taken, suffered or omitted by it in reliance on any Warrant Certificate or other document or instrument believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties, (ii) be responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this Agreement or in any Warrant Certificate, or (iii) be liable for any act or omission in connection with this Agreement, except for its own gross negligence or willful misconduct.

                  (c) The Preferred Warrant Agent may at any time consult with counsel satisfactory to it (who may be counsel for the Company) and shall incur no liability or responsibility for any action taken, suffered or omitted by it in good faith in accordance with the opinion or advice of such counsel.

                  (d) Any notice, statement, instruction, request, direction, order or demand of the Company shall be sufficiently evidenced by an instrument signed by the Chairman of the Board of Directors, Chief Executive Officer or President (unless other evidence in respect thereof is herein specifically prescribed). The Preferred Warrant Agent shall not be liable for any action taken, suffered or omitted by it in accordance with such notice, statement, instruction, request, direction, order or demand.

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                  (e) The Company agrees to pay the Preferred Warrant Agent
reasonable compensation for its services hereunder and to reimburse it for its reasonable expenses hereunder; the Company further agrees to indemnify the Preferred Warrant Agent and save it harmless against any and all losses, expenses and liabilities, including judgments, costs and counsel fees, for anything done or omitted by the Preferred Warrant Agent in the execution of its duties and powers hereunder except losses, expenses and liabilities arising as a result of the Preferred Warrant Agent's gross negligence or willful misconduct.

                  (f) The Preferred Warrant Agent may resign its duties and be discharged from all further duties and liabilities hereunder (except liabilities arising as a result of the Preferred Warrant Agent's own gross negligence or willful misconduct), after giving 60 days prior written notice to the Company. At least 30 days prior to the date such resignation is to become effective, the Preferred Warrant Agent shall cause a copy of such notice of resignation to be mailed to the Registered Holder of each Warrant Certificate at the Company's expense. Upon such resignation the Company shall appoint in writing a new Preferred Warrant Agent. If the Company shall fail to make such appointment within a period of 60 days after it has been notified in writing of such resignation by the resigning Preferred Warrant Agent, then the Registered Holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a new Preferred Warrant Agent. Any new Preferred Warrant Agent, whether appointed by the Company or by such a court, shall be a bank or trust company having a capital and surplus, as shown by its last published report to its stockholders, of not less than $10,000,000 or a stock transfer company doing business in New York, New York. After acceptance in writing of such appointment by the new Preferred Warrant Agent is received by the Company, such new Preferred Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Preferred Warrant Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the resigning Preferred Warrant Agent. Not later than the effective date of any such appointment the Company shall file notice thereof with the resigning Preferred Warrant Agent and shall forthwith cause a copy of such notice to be mailed to the Registered Holder of each Warrant Certificate.

                  (g) Any corporation into which the Preferred Warrant Agent or any new Preferred Warrant Agent may be converted or merged, any corporation resulting from any consolidation to which the Preferred Warrant Agent or any new Preferred Warrant Agent shall be a party, or any corporation succeeding to the corporate trust business of the Preferred Warrant Agent or any new Preferred Warrant Agent shall be a successor Preferred Warrant Agent under this Agreement without any further act, provided that such corporation is eligible for appointment as successor to the Preferred Warrant Agent under the provisions of the preceding paragraph. Any such successor Preferred Warrant Agent shall promptly cause notice of its succession as Preferred Warrant Agent to be mailed to the Company and to the Registered Holders of each Warrant Certificate.

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



                  (h) The Preferred Warrant Agent, its Subsidiaries and affiliates, and any of its or their officers or directors, may buy and hold or sell Preferred Warrants or other securities of the Company and otherwise deal with the Company in the same manner and to the same extent and with like effect as though it were not Preferred Warrant Agent. Nothing herein shall preclude the Preferred Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

                  (i) The Preferred Warrant Agent shall retain for a period of three years from the date of exercise any Warrant Certificate received by it upon such exercise, marked to indicate its cancellation thereof in accordance with Section 6(e) hereof.

SECTION 11. Modification of Agreement.

                  The Preferred Warrant Agent and the Company may by supplemental agreement make any changes or corrections in this Agreement without the approval of any holders of Preferred Warrants (i) that they shall deem appropriate to cure any ambiguity or to correct any defective or inconsistent provision or manifest mistake or error herein contained; (ii) that they may deem necessary or desirable and which shall not adversely affect the interests of the holders of Warrant Certificates; (iii) that they deem necessary or desirable to decrease the Purchase Price as provided for in Section 1(f) hereof; or (iv) which may be required by law; provided, however, that this Agreement shall not otherwise be modified, supplemented or altered in any respect except with the consent in writing of the Registered Holders representing not less than 50% of the Preferred Warrants then outstanding; provided, further, that no change in the number or nature of the securities purchasable upon the exercise of any Preferred Warrant, or the Purchase Price (other than a decrease in the Purchase Price as provided in Section l(f) thereof) therefor, shall be made without the consent in writing of the Registered Holder of the Warrant Certificate, other than such changes as are specifically permitted or prescribed by this Agreement as originally executed. In addition, this Agreement may not be modified, amended or supplemented without the prior written consent of the Representative, other than (i) to cure any ambiguity or to correct any provision which is inconsistent or which is a manifest mistake or error; (ii) to make any such change that is necessary or desirable and which shall not adversely affect the interests of the Representative; (iii) to decrease the Purchase Price as provided for in Section 1 (f) hereof; or (iv) except as may be required by law.

SECTION 12. Notices.

          All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid, or delivered to a telegraph office for transmission if to the Registered Holder of a Warrant Certificate, at the address of such holder as shown on the registry books maintained by the Preferred Warrant Agent; if to the Company at 4450 Belden Village Street, N.W., Canton, Ohio 44718, Attention: Jeanne Miller, or at such other address as may have been furnished to the Preferred Warrant Agent in writing by the

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


Company; and if to the Preferred Warrant Agent, at its Corporate Office. Copies of any notice delivered pursuant to this Agreement shall be delivered to the Representative at 99 Wall Street, New York, NY 10005, Attention: Lorrette Farris, President, or at such other addresses as may have been furnished to the Company and the Preferred Warrant Agent in writing.

SECTION 13. Governing Law.

          This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflicts of laws.

SECTION 14. Binding Effect.

          This Agreement shall be binding upon and inure to the benefit of the Company, the Preferred Warrant Agent and their respective successors and assigns and the holders from time to time of Warrant Certificates or any of them. Except as hereinafter stated, nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim or to impose upon any other person any duty, liability or obligation. The Representative is, and shall at all times irrevocably be deemed to be, third-party beneficiaries of this Agreement, with full power, authority and standing to enforce the rights granted to it hereunder.

SECTION 15. Counterparts.

                  This Agreement may be executed in several counterparts, which taken together shall constitute a single document.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the first date first above written.


[SEAL]



KIDS STUFF, INC.                           AMERICAN STOCK TRANSFER
                                           & TRUST COMPANY


By: _______________________________        By: _________________________________
      Jeanne Miller, President                      (authorized officer)



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